UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 22, 2025

Date of Report (Date Earliest Event Reported)

NRG ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-15891 (Commission File Number)	41-1724239 (IRS Employer Identification No.)

910 Louisiana Street Houston Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 537-3000
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	NRG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 22, 2025, NRG Energy, Inc., a Delaware corporation (the “Company”), as borrower, and certain subsidiaries of the Company, as guarantors, entered into the Fifteenth Amendment to the Second Amended and Restated Credit Agreement (the “Fifteenth Amendment”) with, among others, Citicorp North America, Inc., as administrative agent and as collateral agent (the “Agent”), and certain financial institutions, as lenders, which amended the Company’s Second Amended and Restated Credit Agreement, dated as of June 30, 2016 (the “Credit Agreement”).

The Fifteenth Amendment amended the Credit Agreement by, among other things, adding a new incremental term loan B in an aggregate principal amount of $1,000 million (the “Incremental Term Loan B Facility” and the loans thereunder, the “Incremental Term Loans”), which Incremental Term Loan B Facility is fungible with the Company’s existing term loan B facility (the “Existing Term Loan B Facility”).

At the Company’s election, the Incremental Term Loans will bear interest at a rate per annum equal to either: (1) a fluctuating rate equal to the highest of (A) the rate published by the Federal Reserve Bank of New York in effect on such day, plus 0.50%, (B) the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States and (C) a rate of one-month Term SOFR (as defined in the Credit Agreement) plus 1.00%, in each case, plus a margin of 0.75%, or (2) Term SOFR (as defined in the Credit Agreement) (which will not be less than 0.00%) for a one-, three-, six-month or twelve-month interest period (or such other period as agreed to by the Agent and the lenders, as selected by the Company), plus a margin of 1.75%.

The Incremental Term Loan B Facility is guaranteed by each of the Company’s subsidiaries that guarantee the Company’s revolving credit facility and Existing Term Loan B Facility and is secured on a first lien basis by substantially all of the Company’s and such subsidiaries’ assets, in each case, subject to certain customary exceptions and limitations set forth in the Credit Agreement.

The Incremental Term Loan B Facility has a final maturity date of April 16, 2031 and amortizes at a rate of 1% per annum in equal quarterly installments (subject to any adjustments to such amortization payments to ensure that such Incremental Term Loan B Facility is fungible for U.S. federal tax purposes with the Company’s Existing Term Loan B Facility).

If an event of default occurs under the Incremental Term Loan B Facility, the entire principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable, subject, in certain instances, to the expiration of applicable cure periods.

The Incremental Term Loan B Facility also provides for customary asset sale mandatory prepayments, reporting covenants and negative covenants governing dividends, investments, indebtedness, and other matters that are customary for similar term loan B facilities.

The foregoing description is qualified in its entirety by reference to the full text of the Fifteenth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report and which is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report are also responsive to this Item 2.03 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Fifteenth Amendment to Second Amended and Restated Credit Agreement, dated as of July 22, 2025, by and among NRG Energy, Inc., Citicorp North America, Inc., as administrative agent and as collateral agent, and certain financial institutions, as lenders.

104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2025

NRG ENERGY, INC. (Registrant)

By:	/s/ Christine A. Zoino
Name: Christine A. Zoino
Title: Corporate Secretary